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                                                                   Exhibit 99.3

October 6, 2000


Mr. J. William Richardson                                    Fax 412-937-8051
Vice Chairman
Interstate Hotels
Foster Plaza Ten, 680 Andersen Drive
Pittsburgh, PA  15220

Re:      INTERSTATE OFFER

Dear Mr. Richardson:

                  We were extremely disappointed by your rejection of our proposed acquisition. We would like to make a few points clarifying our position, as follows (capitalized terms have the same meaning as those in our original letter):

         1. We are prepared to proceed now with due diligence without an agreement from the Company to sell at a price of $4.125.

         2. We are prepared to deposit $250,000 in escrow (the "Escrow") at the beginning of the Due Diligence Period. The Escrow would go to the Company if, at the end of the Due Diligence Period, we do not submit an unconditional bid for the Company at a price equal to or higher than $4.125. If we submit an unconditional bid at or above $4.125 and the Company does not accept it, then the Escrow would be returned to us.

         3. An unconditional bid would NOT, among other things, be conditioned on any necessary third party consents.

         4. Our price of $4.125 is subject to increase based upon our review of the Company.

                  While we understand the time constraints you are under regarding the Lehman transaction, we are extremely serious about our bid. Based upon our reading of the Lehman transaction documents, we do not believe that a delay of your shareholder approval will impact that transaction. Our escrow proposal compensates the Company for the costs to extent that closing. Given that we offered almost double that of the current trading price of the stock, our Proposal should be given more consideration than the initial cursory rejection.


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                  We are prepared to meet promptly with you and your
representatives to answer any questions you may have about our proposal and to negotiate a mutually beneficial transaction. Please contact me at 814-234-4460 or Thomas Patrick Dore, Jr. of Davis Polk & Wardwell at (212) 450-4136.

                  We look forward to hearing from you.

Very truly yours,


Lance T. Shaner
Chairman and CEO
Shaner Hotel Group Limited Partnership
Shaner Operating Corp., General Partner